Exhibit 10.1

KEVIN E. LORD Executive Vice President & Chief Human Resources Officer 1211 Avenue of the Americas, New York, NY 10036

[NAME]
[ADDRESS]

Dear [NAME],
Reference is made to that certain Employment Agreement, dated [DATE], as amended [on [DATE[s]]] (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.
The Board of Directors (the “Board”) of Fox Corporation (the “Company”) and the Compensation Committee of the Board (the “Committee”) have each unanimously approved the following amendments to the Employment Agreement, effective as set forth below:
Extension of Term. The term of the Employment Agreement is hereby extended from [DATE] to [END DATE].
[Base Salary. Section 4(a) of the Employment Agreement is hereby amended to increase the Base Salary to $[_____] per annum, effective as of [DATE].]
[Target Bonus. Section 4(b) of the Employment Agreement is hereby amended to increase the Target Bonus to $[______], effective as of [DATE].]
[Target SAP Award. Section 4(c) of the Employment Agreement is hereby amended to increase the annual target award under the Fox Corporation 2019 Shareholder Alignment Plan to $[_____], effective as of [DATE].]
No Other Changes. Except as expressly amended hereby, all terms and conditions of the Employment Agreement shall remain in full force and effect.
If you agree to the foregoing, please countersign and date below.
Sincerely,

/s/ Kevin E. Lord

Accepted and Agreed:

[NAME]

Date